Exhibit 4.1

OMNIBUS AMENDMENT TO SECURED PROMISSORY NOTES

This Omnibus Amendment to Secured Promissory Notes (this “Amendment” or “Agreement”) is entered into as of September 3, 2021 by and between Astrotech Corporation, a Delaware corporation (“Maker”) and Thomas B. Pickens III (“Lender”), with reference to (1) that certain Secured Promissory Note, dated September 5, 2019, in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) made by Maker in favor of Lender (as amended, the “2019 Note”) and (2) that certain Secured Promissory Note, dated February 13, 2020, in the amount of One Million Dollars ($1,000,000.00) made by Maker in favor of Lender (as amended, the “2020 Note,” and, together with the 2019 Note, the “Notes”).  Undefined terms herein have the same definitions set forth in the Notes.

By this Amendment, Maker and Lender have agreed to amend the Notes on the following terms:

1.

Payoff and New Maturity Date.  As of the date hereof, (a) the 2020 Note is being paid off in full, including all accrued and unpaid interest to date, and (b) $1,000,000 of the $1,500,000 principal balance of, together with all accrued, and unpaid interest to date on, the 2019 Note is being paid, leaving the 2019 Note with a principal balance of $500,000 with no accrued and unpaid interest on the date hereof. The Maturity Date of the 2019 Note is hereby extended, such that the Maturity Date shall now be September 5, 2022, or any earlier date on which the unpaid principal balance of the 2019 Note becomes due and payable by acceleration or otherwise. All remaining principal amounts under the 2019 Note, together with accrued and unpaid interest thereon and all other amounts payable thereunder, shall be due and payable on the Maturity Date.

2.

Notes Remain Secured.  The 2019 Note shall continue to remain secured by the Security Agreement, dated September 5, 2019, by and between Maker, the subsidiaries of Maker and the Secured Party (as defined therein), as amended. Except for the terms and provisions of this Amendment, which shall control over any inconsistent provisions in the 2019 Note, the 2019 Note shall remain in full force and effect, and the 2020 Note is hereby cancelled and is void and without further force and effect.

3.

Effect; Continuing Validity.  The 2019 Note is amended to the extent necessary to give effect to this Agreement, and the terms of this Agreement shall supersede any contrary terms in the Loan Documents.  Each reference to the “Note” in the 2019 Note shall be deemed to refer to the 2019 Note as modified by this Agreement. Except as specifically set forth herein, the terms and conditions of the 2019 Note shall remain unmodified and are hereby ratified by the parties. Maker acknowledges and agrees that, except as otherwise expressly provided in this Agreement, all terms, conditions and provisions of the 2019 Note shall continue in full force and effect, and remain unaffected and unchanged. This Agreement in no way acts as a release, partial release, termination or relinquishment of, and in no way affects, the liens, security interests and rights created by or arising under the 2019 Note, or the priority thereof. Such liens, security interests and rights are hereby ratified, confirmed, renewed and extended in all respects. The 2019 Note, any other security for payment of the 2019 Note, and all rights, remedies, titles, liens and equities securing the 2019 Note as hereby modified and the indebtedness represented thereby are

Exhibit 4.1

hereby recognized, renewed, extended and continued in full force and effect for the benefit of the holder of the 2019 Note and the indebtedness evidenced thereby.
4.

Not a Novation. This Agreement is a modification only and not a novation.  This Agreement is to be considered attached to the 2019 Note, and made a part thereof.  This Agreement shall not release or affect the liability of any guarantor, surety or endorser of the 2019 Note, or release any owner of collateral securing the 2019 Note. The validity, priority and enforceability of the 2019 Note shall not be impaired hereby.

5.

This Agreement One of the Loan Documents.  From and after the date hereof, this Agreement is and shall be deemed a part of the 2019 Note.  An event of default under this Agreement shall constitute an event of default under the 2019 Note.

6.

Guarantors. In order for this Agreement to become effective, all parties who have guaranteed the loan or performance under the 2019 Note or have pledged assets, including cash accounts or real property, as additional security for the loan (such parties, whether one or more, being referred to collectively as “Guarantors”), shall execute the Acknowledgment, Consent and Affirmation appended to this Agreement and release any and all claims that they may have, known or unknown and however arising, against Lender.

7.

Counterparts. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

8.

In consideration of the agreements contained herein, Maker hereby fully and completely releases Lender, and his successor, heir and assigns from all claims of any kind or character, known or unknown, and however arising.

[Signature pages follow]

Exhibit 4.1

IN WITNESS WHEREOF, Maker and Lender have executed this Omnibus Amendment to Promissory Notes as of the date first written above.

LENDER	MAKER
ASTROTECH CORPORATION
/s/ Thomas B. Pickens III Thomas B. Pickens III	By: /s/ Eric Stober Eric Stober Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT TO SECURED PROMISSORY NOTE]

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